Exhibit 4.6

1ST AMENDMENT TO CARROLS HOLDINGS CORPORATION

STOCKHOLDERS AGREEMENT

THIS AMENDMENT, made as of this 14 day of October 2003 by and among Carrols Holdings Corporation, a Delaware corporation (the “Company”), Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners, II L.P. (the “Investors”), BIB Holdings (Bermuda), LTD. (“BIB”, as successor in interest to Atlantic Restaurants, Inc. (“ARI”)), Alan Vituli, (“Vituli”) Daniel T. Accordino (“Accordino”) and Joseph Zirkman (“Zirkman”) (Vituli, Accordino and Zirkman are collectively referred to herein as the “Management Holders”).

WHEREAS, the Company, the Investors, BIB and the Management Holders previously entered into a certain Stockholders Agreement dated as of March 27, 1997 (the “Stockholders Agreement”); and

WHEREAS, in connection with the proposed appointment by BIB of Brian Gleason to the Boards of Directors of the Company and Carrols Corporation (collectively referred to herein as the “Board”), the parties hereto desire to amend certain provisions of the Stockholders Agreement as set forth herein, and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	All terms and conditions of the Stockholders Agreement other than specifically amended hereby shall remain in full force and effect, and all capitalized terms used herein, and not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement.

2.	All references in the Stockholder’s Agreement to “ARI” shall now be deemed to refer to BIB, as successor in interest to ARI.

3.	Section 1(a)(ii)(A) of the Stockholders Agreement is hereby deleted in its entirely and the following new Section 1(a)(ii)(A) is inserted in its place:

“(A) subject to paragraph 1(c) below, three representatives designated by the Investors (the “Investor Directors); provided that so long as the Investors are entitled to three Investor Directors, the third of such directors shall not be elected to or remain on the Board unless there are three BIB Directors serving on the Board at such time but if and only if BIB is entitled to three BIB Directors at such time;”

4.	Section 1(a)(ii)(B) of the Stockholders Agreement is hereby deleted in its entirely and the following new Section 1(a)(ii)(B) is inserted in its place:

“(B) subject to paragraph 1(d) below, three representatives designated by BIB (the “BIB Directors); provided that so long as BIB is entitled to three BIB Directors, the third of such directors shall not be elected to or remain on the Board unless there are three Investor Directors serving on the Board at such time (except as otherwise provided in the 1st Amendment to this Agreement) but if and only if the Investors are entitled to three Investor Directors at such time; and”

5.	Notwithstanding anything in the Stockholders Agreement to the contrary, the parties acknowledge and agree that during such time as there are three BIB Directors and only two Investor Directors serving on the Board, neither the Board nor the holders of the Stockholder Shares shall, by their own action fill the vacancy on the Board without the approval of the Investor Directors.

6.	Notwithstanding anything in the Stockholders Agreement to the contrary, the parties acknowledge and agree that during such time as there are three Investor Director and only two BIB Directors serving on the Board, neither the Board nor the holders of the Stockholder Shares shall, by their own action fill the vacancy on the Board without the approval of the BIB Directors.

7.	Notwithstanding anything in the Stockholders Agreement to the contrary, during such time as there are three BIB Directors and only two Investor Directors serving on the Board, the Investors shall have the right to either: (x) immediately designate a third Investor Director and the Company and the Stockholders shall take all necessary action to effectuate such appointment; or (y) cause the Board to remove the third BIB Director. Upon the removal of the third BIB Director, the Investors and BIB shall each have the right to appoint a third Director solely as provided in Section 1 (a)(ii)(A) and Section 1(a)(ii)(B) of the Stockholders Agreement, respectively. Upon the execution and delivery of this Amendment, BIB will submit the signed but undated resignations from Clayton Wilhite and Brian Gleason each referencing this Amendment, which shall be held by the Company’s General Counsel Joseph Zirkman. Upon written notification from the Investors of their election, under Section 7(y) hereof, to remove the third BIB Director, BIB shall, within 5 days of receipt of such notice, decide whether it elects to remove Mr. Wilhite or Mr. Gleason from the Board and shall notify Mr. Zirkman of its decision. Mr. Zirkman shall release and submit to the Board the resignation of the Board member BIB selects and shall destroy the other resignation. In the event BIB does not make its election within the five-day period, the Board (other than Mr. Gleason and Mr. Wilhite) shall decide whether to remove Mr. Gleason or Mr. Wilhite from the Board. Mr. Zirkman shall release and submit to the Board the resignation of the Board member the Board selects and shall destroy the other resignation.

8.	During the term of the Stockholders Agreement, BIB hereby irrevocably grants to, and appoints, the Investors, and each of them individually, BIB’s proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote BIB’s Stockholder Shares, or grant a consent or approval in respect of such Stockholder Shares (whether in person at a meeting or by proxy or by execution of a written consent in lieu of a meeting), for and in favor of a third Investor Director designated by the Investors pursuant to Section 7(x) of this Amendment. BIB hereby affirms that the irrevocable proxy set forth above is given in connection with the execution of this Amendment, and that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The irrevocable proxy set forth above shall be applicable solely to the appointment of the third Investor Director in accordance with Section 7(x) above and shall not apply to any other Board member designations by the Investors.

9.	The Stockholders, by their execution of this Agreement, approve the appointment of Brian Gleason to the Board as a BIB Director.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BIB Holdings (Bermuda) Ltd.

By:	/s/ Stephen Mallet
Name:	S.P. Mallet
Title:	Director

Madison Dearborn Capital Partners, L. P.

By:	Madison Dearborn Partners, L. P., its General Partner
By:	Madison Dearborn Partners, Inc., its General Partner

	By:	/s/ Benjamin Chereskin
	Name:	Benjamin Chereskin
Title:

Madison Dearborn Capital Partners II, L. P.

By:	Madison Dearborn Partners II, L. P., its General Partner
By:	Madison Dearborn Partners, Inc., its General Partner

	By:	/s/ Benjamin Chereskin
	Name:	Benjamin Chereskin
Title:

/s/ Alan Vituli
Alan Vituli

/s/ Daniel Accordino
Daniel Accordino

/s/ Joseph Zirkman
Joseph Zirkman